EXHIBIT 99.5

FOR IMMEDIATE RELEASE
Tag-It Pacific, Inc.
Jonathan Markiles, VP Marketing
818-444-4100
info@tagitpacific.com

    TAG-IT PACIFIC, INC. RAISES $25 MILLION IN PRIVATE PLACEMENT TRANSACTION
              GIVES 2004 GUIDANCE, HIGHER THAN PUBLISHED ESTIMATES
          FINANCING IS EXPECTED TO FULLY FUND FORCASTED REVENUE GROWTH

         LOS  ANGELES,  CA  -  December  18,  2003  ---  Tag-It  Pacific,   Inc.
(AMEX:TAG), a leading provider of trim products and services to the apparel industry, today announced that it has closed a sale of 572,818 shares of non-voting Series D Convertible Preferred Stock, at $44.00 per share, to institutional investors and individual accredited investors. The offering raised aggregate net proceeds to the company of approximately $23.2 million, after payment of commissions and expenses. The offering was managed by Houston-based investment bank, Sanders Morris Harris Inc.

         In connection with the equity financing, Tag-It filed a preliminary proxy statement with the Securities and Exchange Commission for a special stockholders' meeting to be held in February 2004, at which the Company will seek stockholder approval, in compliance with the listing requirements of the American Stock Exchange, of the issuance of 10 shares of common stock upon conversion of each share of preferred stock. Stockholders, including members of management, holding approximately 51% of the company's outstanding voting securities, have agreed with Sanders Morris Harris to vote their shares in favor of the conversion of the preferred stock into common stock at the stockholders' meeting.

         Colin Dyne, CEO of Tag-It commented, "We are extremely pleased to have been able to complete this transaction. This financing puts us in a position to continue to aggressively pursue our strategic initiatives in all three of Tag-It's operating divisions. These initiatives include our global partnership with Coats thread, the global launch of TALON brand zippers, the launch and expansion of TEKFIT waistband products, and lastly, the upcoming launch of TRIMNET, our Oracle based e-sourcing system. This new Oracle based e-sourcing system will allow Tag-It to seamlessly supply complete trim packages to apparel brands, retailers and manufacturers around the world, greatly expanding upon the Company's success in offering complete trim packages to customers in Mexico over the past several years. This financing has provided us with the needed funds to invest in each of these initiatives."

GUIDANCE FOR 2004

         Tag-It is providing guidance for 2004. We estimate that sales for 2004 will represent significant year-over-year growth. We expect to generate revenues of between $85-$93 million. Net income is estimated to be between $6-$8 million. We expect revenues for 2003 to remain flat or slightly above 2002 levels. We also anticipate write-downs in the fourth quarter of 2003 of approximately $3-$4 million resulting from discontinued operations in Mexico, including a write-down of inventory.

         ABOUT TAG-IT PACIFIC: Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel and licensed consumer products, and specialty retailers and mass merchandiser brands. Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Tarrant Apparel Group. Tag-It also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Abercrombie & Fitch, Express, The Limited,
VFCorp., Jones Apparel, Hurley, Miller's Outpost and Lerner, among others. Tag-It has positioned itself as a fully integrated single-source supplier of a full range of trim items for manufacturers of fashion apparel. The Company's business focuses on servicing all of the trim requirements of its customers at the manufacturing and retail brand level of the fashion apparel industry. Tag-It offers customers its MANAGED TRIM SOLUTION(TM), an Internet-based, virtual trim department, covering the complete management of ordering, production, inventory management and just-in-time distribution of their trim and packaging requirements.

         ABOUT TALON INTERNATIONAL: Talon International, a wholly-owned subsidiary of Tag-It Pacific, distributes zippers under its TALON brand name to apparel brands and manufacturers such as VF Corporation, Tropical Sportswear, Levi Strauss & Co., Abercrombie & Fitch, Target Stores, Walmart, Tommy Hilfiger, and Express, among others. In December 2001, Tag-It purchased the TALON trademark and trade names. TALON is a 100-year-old brand, which is well known for quality and product innovation. TALON was the original pioneer of the formed wire metal zipper for the jeans industry and is a specified zipper brand for manufacturers in the sportswear and outerwear markets. TALON is promoted both within Tag-It's trim packages, as well as a stand-alone product line. Talon enjoys tremendous brand recognition and brand equity in the apparel industry worldwide.

         ABOUT TEKFIT: In 2002, Tag-It created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. Tag-It markets these products to the same customers targeted by its MANAGED TRIM SOLUTION and TALON zipper divisions.

         ABOUT SANDERS MORRIS HARRIS: Headquartered in Houston with major offices in Los Angeles and New York, Sanders Morris Harris Inc. is the investment banking subsidiary of publicly traded Sanders Morris Group Inc., a financial services firm. More information is available at the company's web site: www.smhhou.com. For further information, please contact Dean Oakey, Managing Director (Los Angeles Office), 213.253.2282, or Jonah Sulak (Houston Office), 713.250.4291.

FORWARD LOOKING STATEMENTS

         With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                       2